Exhibit 99.(B)(13)(l)

TOUCHSTONE VARIABLE SERIES TRUST

SHAREHOLDER SERVICES PLAN

INITIAL CLASS SHARES

WHEREAS, Touchstone Variable Series Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust and Touchstone Advisors, Inc. (the “Advisor”) have entered into an Investment Advisory Agreement, pursuant to which the Fund will employ the Advisor as investment adviser to the Trust; and

WHEREAS, the Trust desires to compensate the Advisor or other parties for providing the services described herein to shareholders (the “Shareholders”) who from time to time beneficially own shares of its common stock that are classified and allocated as “Initial Class Shares” (the “Shares”) of each of the series listed in Exhibit A hereto, as may be amended from time to time (the “Funds”);

NOW, THEREFORE, the Trustees of the Trust hereby adopt this shareholder services plan (the “Plan”) on the following terms and conditions:

Section 1.  The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses for providing shareholder services. The Advisor is authorized, pursuant to this Plan, to accept payments made to it and to make or direct payments on behalf of the Funds to any shareholder servicing agent with which it, its affiliates or the Funds have entered into a shareholder servicing agreement.

Section 2.  The Fund shall pay compensation for shareholder services in an amount not to exceed 0.25% of the average daily net assets of the Shares of the Funds.  The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees and the Advisor shall mutually agree.  Shareholder services may be performed by the Advisor or its affiliates, or the Advisor or its affiliates may enter into agreements with broker-dealers or other financial institutions, including fiduciaries and administrators of employee benefit plans, for the performance of such services.  Shareholder services may include, but are not limited to, the following services:  (i) establishing and maintaining customer accounts and records; (ii) aggregating and processing purchase and redemption requests from customers and placing net purchase and redemption orders with the Funds’ distributor; (iii) automatically investing customer account cash balances; (iv) providing periodic statements to their customers; (v) arranging for bank wires; (vi) answering routine customer inquiries concerning their investments in the shares offered in connection with this Plan and related distribution agreement; (vii) assisting customers in changing dividend options, account designations and addresses; (viii) performing sub-accounting functions; (ix) processing dividend payments from the Fund on behalf of customers; (x) forwarding certain shareholder communications from the Fund (such as proxies, shareholder reports and dividend, distribution and tax notices) to customers; and (xi) providing such other similar services as may be reasonably requested to the extent they are permitted to do so under applicable statutes, rules and regulations.  In addition, the Advisor or its affiliates shall perform or supervise the performance by others of other shareholder services in connection with the operations of the Shares, as agreed from time to time.

Section 3.  This Plan shall not take effect with respect to any Fund until it has been approved by vote of the majority of the Trustees of the Trust.

Section 4.  This Plan shall continue in effect for a term of one year. Thereafter, this Plan shall continue in for so long as its continuance is specifically approved at least annually in the manner provided in Section 3 herein for the approval of this Plan.

Section 5.  The Advisor shall provide to the Board of Trustees of the Trust and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

Section 6.  This Plan may be terminated at any time by the vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

Section 7.  This Plan may amended at any time by the vote of a majority of the Trustees.

Section 8.  The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of this Plan or such agreements, as the case may be, the first two years in an easily accessible place.

EXHIBIT A
to
TOUCHSTONE VARIABLE SERIES TRUST
SHAREHOLDER SERVICES PLAN
for
Initial Class Shares

Touchstone Baron Small Cap Fund

Touchstone Mid Cap Growth Fund

Touchstone Third Avenue Value Fund

Touchstone Eagle Capital Appreciation Fund

Touchstone Large Cap Core Equity Fund

Touchstone Value Plus Fund

Touchstone Growth & Income Fund

Touchstone Balanced Fund

Touchstone High Yield Fund

Touchstone Core Bond Fund

Touchstone Money Market Fund

Touchstone Conservative ETF Fund

Touchstone Moderate ETF Fund

Touchstone Aggressive ETF Fund

Touchstone Enhanced ETF Fund